Pricing Supplement No. 5, dated November 15, 2012 to Prospectus Supplement Dated April 6, 2011 to Prospectus Dated May 13, 2010	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-165529

PROVINCE OF ONTARIO

US$250,000,000

MEDIUM-TERM NOTES, SERIES USMTN2

Floating Rate Notes

☒ Book-Entry Notes                    ☐ Certificated Notes

Issuer:	Province of Ontario

Title:	Floating Rate Notes due November 23, 2017

Aggregate Principal Amount:	US$250,000,000

Trade Date:	November 15, 2012

Issue Date (Settlement Date):	November 23, 2012 (T+5)

Stated Maturity Date:	November 23, 2017

Public Offering Price:	100%

CUSIP# / ISIN#:	68323TAB9 / US68323TAB98

Day Count Convention:	Actual/360

Registrar, Fiscal Agent, Transfer Agent and Principal Paying Agent:	The Bank of New York Mellon

Interest Rate Basis:	☐ CD Rate
☐ Commercial Paper Rate
☐ Federal Funds Rate
☒ USD LIBOR
☐ Prime Rate
☐ Treasury Rate
☐ Other (specify):

Index Maturity:	3 months

Spread (plus or minus):	+ 25bps

Spread Multiplier:	N/A

Designated USD LIBOR Page:	Reuters page LIBOR01

Maximum Interest Rate:	N/A

Minimum Interest Rate:	N/A

Calculation Agent:	The Bank of New York Mellon

Interest Determination Date(s):	Two London Business Days prior to each Interest Reset Date

Interest Reset Date(s):	February 23, May 23, August 23 and November 23 of each year, commencing November 23, 2012

Interest Payment Dates:	February 23, May 23, August 23 and November 23 of each year up to and including the Stated Maturity Date, subject to the Modified Following Adjusted business day convention, commencing February 23, 2013.

Interest Rate Reset Period:	☐ Daily
☐ Monthly
☒ Quarterly
☐ Semi-annually
☐ Annually
☐ Other (specify):

Interest Payment Period:	☐ Daily
☐ Monthly
☒ Quarterly
☐ Semi-annually
☐ Annually
☐ Other (specify):

OPTION TO ELECT REDEMPTION:	☐ Yes ☒ No
Redemption Date(s):
Initial Redemption Percentage:
Annual Redemption Percentage Reduction:

OPTION TO ELECT REPAYMENT:	☐ Yes ☒ No
Repayment Date(s):

ORIGINAL ISSUE DISCOUNT:	☐ Yes ☒ No
Issue Price:
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Other Provisions (if any):

Settlement: We expect that delivery of the Notes will be made against payment therefor on or about November 23, 2012, which is five business days following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade their Notes on the date of pricing or the next succeeding business day should consult their own advisor.

Agent(s):	☐ BMO Capital Markets Corp.
☐ CIBC World Markets Corp.
☐ Deutsche Bank Securities Inc.
☒ HSBC Securities (USA) Inc.
☐ Merrill Lynch, Pierce, Fenner & Smith Incorporated
☐ Morgan Stanley & Co. Incorporated
☐ National Bank Financial Inc.
☐ RBC Capital Markets, LLC
☐ Scotia Capital (USA) Inc.
☐ TD Securities (USA) LLC
☒ Other (specify): Morgan Stanley & Co. International plc

Agent’s Discount or Commission (%):	none

Agent’s Discount or Commission ($):	none

Net Proceeds to the Province:	US$250,000,000

☐ Acting as Agent	Agent is acting as Agent for the sale of Notes by the Province at a price of [ ] % of the principal amount

☒ Acting as Principal	Agents are purchasing Notes from the Province as principal for resale to investors and other purchasers at:
☒ a fixed public offering price of 100% of the principal amount
☐ varying prices related to prevailing market prices at the time of resale to be determined by such Agent

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